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EXHIBIT 10.17.2

                               OPERATING AGREEMENT

                                       OF

                             DELTA THREE DIRECT, LLC

                     (A New York Limited Liability Company)

            THIS OPERATING AGREEMENT, dated as of August 10, 1998, by and between QUINTEL ENTERTAINMENT, INC., a Delaware corporation ("Quintet"), and DELTA THREE, INC., a Delaware corporation ("Delta"),

                              W I T N E S S E T H:

            WHEREAS, Quintet and Delta desire to form, and become the members of DELTA THREE DIRECT, LLC, a New York limited liability company (the "Company"), and to provide herein for its management and the conduct of its business and affairs and their relative rights and obligations with respect thereto;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter provided, the parties hereto hereby agree as follows:

                                    ARTICLE I

                              CERTAIN DEFINED TERMS

            Section 1.1 Certain Defined Terms. The following capitalized terms are used herein as defined below:

            "Act" means the New York Limited Liability Company Law, as amended.

            "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with such Person from time to time; for this purpose, "control" of a person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of,
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or right to vote, or to direct the manner of voting of, securities of such
Person, or pursuant to Law or agreement, or otherwise.

            "Agent" means a Person effecting Agency Sales on behalf of the Company pursuant to a written agreement.

            "Agency Sales" means Telephony Services sold to an Agent for resale under any Brand Name, provided that any agreement with an Agent other than RSL USA and RSL Canada shall prohibit sales of Telephony Services to Business Customers.

            "Agent Agreement" has the meaning given in Section 6.13.

            "Agreement" means this Operating Agreement, including any Schedules or Exhibits hereto, as supplemented, amended or restated from time to time in the manner provided herein.

            "Appraised Value" has the meaning given in Section 8.2.

            "Board" means the board of Managers.

            "Board Deadlock" has the meaning given in Section 6.1(b).

            "Brand Name" has the meaning given in Section 7.1(p).

            "Budget" has the meaning given in Section 6.1(a).

            "Business" means the provision of Telephony Services, and services and activity incidental thereto, in the Territory, except that activities prohibited to the Company in Sections 6.8 and 6.13 shall not be included in the "Business" of the Company.

            "Business Customers" means customers (i) who are billed for ten or more ANI's or (ii) whose average monthly telecommunications expenditure for the 12 months prior to the date at issue $5,000 or more.

            "Capital Account" has the meaning given in Section 3.2.
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            "Capital Commitment" of a Member means the aggregate amount set forth under "Capital Commitment" opposite such Member's name on Schedule B hereto.

            "Capital Commitment Balance" of a Member means at any time the excess, if any, of (a) such Member's Capital Commitment over (b) all amounts theretofore drawn against such Member's Capital Commitment (and contributed to the capital of the Company pursuant to Section 3.1(b)), less all such amounts returned to such Member pursuant to Section 4.1(a).

            "Change of Control" means, as to Delta, any transaction or event as a result of which Elie Wurtman is not the Chief Executive Officer of Delta and a Person other than Ronald S. Lauder has the ultimate power to elect a majority of the Board of Directors of Delta, and, as to Quintel, any transaction or event as a result of which a Person other than Jay Greenwald, Peter T. Dirksen, as Trustee, Michael G. Miller, Jeffrey L. Schwartz and Andrew Stollman, in the aggregate, has the power to elect a majority of the Board of Directors of Quintel.

            "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any corresponding, or succeeding provisions of applicable Law.

            "Commitment Deficit" has the meaning given in Section 3.1(b).

            "Consent" means the approval, authorization or ratification of, or consent to, any act or matter by the vote of all the Members at a meeting duly held pursuant to this Agreement or given by such Members in an instrument duly executed and delivered in the manner provided herein, provided, that for so long as any Commitment Deficit remains outstanding, "Consent" shall mean the approval, authorization or ratification of, or consent to, any act or matter by the vote or signature of the non-Defaulting Member.


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            "Customer" of a Person means another Person to whom such Person provides Telephony Services, including without limitation, through Agency Sales, pursuant to a written or otherwise documented or verifiable agreement.

            "Default" has the meaning given in Section 3.1(d).

            "Defaulting Member" has the meaning given in Section 3.1(b).

            "Electing Member" means (i) if a Change of Control of a Member occurs, the other Member, (ii) if Delta attempts to compel any action pursuant to Section 6.1(c), Quintel, (iii) in the event of a Default by a Member, the non-defaulting Member or (iv) a Member which elects, on or prior to September 30 of any calendar year beginning in calendar year 1999, to send a written notice to the other Member pursuant to Section 9.1(a).

            "Excluded Area" means a geographic territory designated as such on Schedule A.

            "Fiscal Year" means a fiscal year of the Company.

            "Fractional Share" has the meaning given in Section 3.3.

            "Governmental Authority" means any federal, state, local or foreign government or governmental authority, agency or instrumentality, or any court or arbitration panel of competent jurisdiction.

            "Indentures" means the Indenture dated October 3, 1996 relating to RSL's 12 1/4% Senior Notes due 2006, the Indenture dated February 27, 1998 relating to RSL's 9-1/8% Senior Notes due 2008 and the Indenture dated February 27, 1998 relating to RSL's 10-1/8% Senior Discount Notes due 2008 and the Indenture dated as of March 16, 1998 relating to RSL's 10% Senior Discount Notes due 2008, each among RSL, RSL Communications, Ltd., a Bermuda corporation, and The Chase Manhattan Bank, as


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trustee, and the related notes, guarantees, security agreements, and other agreements, instruments and documents thereunder, as the same may be amended, supplemented, renewed or extended.

            "Interest" means the right of a Member to be allocated a Fractional Share of Profits or Losses, to receive distributions and to participate in the management of the Company in accordance with this Agreement, and all other rights, powers, duties and obligations of such Member provided herein or by applicable Law.

            "Initial Capital Contribution" of a Member means the amount being contributed to the capital of the Company pursuant to Section 3.1(a).

            "IP Telephony Services" means telecommunications services and value added services, including the services and activities set forth on Schedule A, which are provided by utilizing the Internet and networks based on Internet Protocols.

            "Law" means any statute, rule, regulation or ordinance of any Governmental Authority.

            "Liability" has the meaning given in Section 6.6.

            "License" means any license, permit, certification, qualification, franchise or privilege granted or issued by any Governmental Authority.

            "Liquidating Agent" has the meaning given in Section 9.2.

            "MD Purchase Offer" has the meaning given in Section 8.2.

            "MD Purchase Price" has the meaning given in Section 8.2.

            "Make-up Contribution" has the meaning given in Section 3.1(b).

            "Manager" means a manager of the Company.


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            "Marketing Agreement" means the Marketing Services Agreement of even date herewith between the Company and Quintel, as the same may be amended from time to time.

            "Member" means a member of the Company.

            "Member's Deadlock" has the meaning given in Section 6.1(b).

            "Net Cash Flow" means, for any period, the amount by which the sum of (a) the gross cash receipts of the Company during such period (other than capital contributions) and (b) the amount of any reduction in Reserves made during such period exceeds the sum of (c) the gross cash expenditures of the Company during such period (other than distributions to Members) and (d) the amount of any increase in Reserves made during such period.

            "Network Agreement" means the Network Services Agreement of even date herewith between the Company and Delta, as the same may be amended from time to time.

            "Non-IP Telephony Services" means all telecommunications services and value added services other than IP Telephony Services.

            "Offer" has the meaning given in Section 8.3.

            "On-Line Service" means the utilization of the world-wide web to procure and service Customers.

            "Order" means any judgment, order, writ, decree, award, directive, ruling or decision of any Governmental Authority.

            "Other Member" means a Member other than the Electing Member.


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            "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, and any group of any of the foregoing acting in concert.

            "Proceeding" means any action, suit, investigation or administrative or other proceeding at law or in equity, before or by any Governmental Authority.

            "Profit" or "Loss" means, for any Fiscal Year, the Company's taxable income or loss, respectively, for such Fiscal Year as computed for federal income tax purposes (including all items required to be separately stated), increased by items of income which are exempt from federal income tax and reduced by expenditures which, under federal income tax law, are neither deductible nor properly chargeable to a Capital Account, other than amounts required to be specially allocated pursuant to Section 4.3.

            "Purchase Price" has the meaning given in Section 8.3.

            "Reserves" means, for any Fiscal Year, such amounts as are reserved from time to time, in the manner hereinafter provided, for the payment of operating and capital expenses, contingent liabilities and other obligations and liabilities of the Company.

            "Restricted Business" means the business of providing phone-to-phone IP Telephony Services to end users (other than Business Customers) directly or through agents, in the United States or Canada, and any other business relating to additional products, product lines or distribution channels as may be specified by Consent of the Members.

            "Representative" has the meaning given in Section 6.2.

            "Reseller/Wholesale Sales" means services sold to a Person, including wholesale sales to telecommunications providers or to resellers, for resale by such Person, other than Agency Sales.


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            "RSL" means RSL Communications PLC, a public limited company organized under the laws of the United Kingdom.

            "RSL Canada" means RSL COM Canada Holdings Inc. and its subsidiaries.

            "RSL USA" means RSL COM U.S.A. Inc. and its subsidiaries.

            "Telephony Services" means IP Telephony Services and Non-IP Telephony Services.

            "Territory" means throughout the world, or such other geographic territory to which the Members may Consent.

            "Trade Right" means any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or any registration or application for registration thereof, or any invention, trade secret, technical information, know-how, proprietary right or intellectual property.

            "Transfer" has the meaning given in Section 8.1.

                                    ARTICLE 2

                                    FORMATION

            Section 2.1 Formation. The Company is being formed as a limited liability company under the Act upon the filing on the date hereof of the initial Articles of Organization of the Company with the New York Department of State, and, concurrently therewith, by executing this Agreement, Quintel and Delta are becoming Members, all upon the terms and subject to the conditions set forth in this Agreement. The name and address of each Member, its Initial Capital Contribution, Capital Commitment and Fractional Share are set forth on Schedule B.


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            Section 2.2 Name of the Company. The name of the Company is Delta
Three Direct, LLC. The Company shall conduct its business under such name, or under any assumed, fictitious or other name permitted by Law adopted by the Board.

            Section 2.3 Places of Business. The principal place of business of the Company shall be located at One Blue Hill Plaza, Pearl River, New York, or at such other place as the Board may determine.

            Section 2.4 Purpose. The purpose of the Company is to engage in the Business.

                                    ARTICLE 3

                                 CAPITALIZATION

            Section 3.1 Capital Contributions and Certain Obligations of the Members.

                  (a) Concurrently herewith, each Member is making the Initial Capital Contribution set forth opposite its name under "Initial Capital Contribution" on Schedule B in cash to the Company. The Initial Capital Contributions of the Members shall be applied to fund the initial marketing activities of the Company or to such other purposes as to which the Members may Consent.

                  (b) (i) To pay any expense or other obligation or liability of the Company provided in the applicable Budget or otherwise approved by the Board, the Board of the Company may from time to time require the Members to make additional capital contributions to the Company in an amount, as to each Member, not in excess of its Capital Commitments Balance and in proportion to the Fractional Share of such Member. In any such event, the Board shall direct the President of the Company to give written or telephonic notice to each Member of such required capital contribution,


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setting forth therein the amount thereof. Each Member shall thereupon make the required capital contribution before the close of business on the second business day after such notice.

                        (ii) If any Member (the "Defaulting Member") shall fail to make a capital contribution in the full amount required pursuant to Section 3.1(b), the other Member may, but shall not be required to, make a further capital contribution (a "Make-up Contribution") not in excess of the amount by which the amount of the capital contribution required to be made by the Defaulting Member exceeds the amount of the capital contribution actually made by the Defaulting Member (the "Commitment Deficit").

                        (iii) The Company and any non-Defaulting Members shall be entitled to the following remedies against any Defaulting Member.

                        (A) The Company shall withhold all or any portion (up to the amount of the Commitment Deficit) of any distributions which such Defaulting Member would otherwise be entitled to receive and apply the same (I) as a capital contribution for the account of the Defaulting Member to the extent of the excess of the Commitment Deficit of such Defaulting Member over the amount of the Make-up Contribution, if any, of the other Member, and (II) as interest payable to the Company at the rate of 10% per annum. (or, if less, the maximum rate then permitted by applicable Law) accruing on the Commitment Deficit from the date that the additional capital contribution would have been required to be made pursuant to Section 3.1(b) until the date such amount is applied as a capital contribution to the Company pursuant to clause (I) of this paragraph (A) (any such interest to be treated as income to the Company, and not as a capital contribution).


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                        (B) For so long as any Commitment Deficit remains
outstanding, the number of Managers comprising the entire Board shall be reduced to five and the Defaulting Member shall be entitled to designate only two such Managers.

                        (C) If the Board shall determine that the failure of such Defaulting Member to make the required capital contribution has a material adverse effect on the Company, the Board may expel such Defaulting Member, in which case, such Defaulting Member shall be entitled to receive only the amount of the positive balance, if any, of its Capital Account on the date on which the additional capital contribution was required to made pursuant to Section 3.1(b).

                        (c) If at any time the Board shall determine by unanimous action that (i) Net Cash Flow is, or is likely to be, insufficient to pay the debts and obligations of the Company as they become due or to fund budgeted capital expenditures or the operations of the Company or (ii) it is otherwise in the best interests of the Company, the Board may, subject to
Section 7.1, (1) request to borrow money from the Member or any other Person,
(2) require additional capital contributions from either or both of the Members or from any other Person and issue Interests with respect thereto, or (3) take any other action to provide funds for the Company, on such terms and subject to such conditions as the Board may deem appropriate.

                        (d) If at any time after the Members shall have contributed their full Capital Commitments, the Board shall require additional capital contributions (which shall be in proportion to the Members' Fractional Shares) in accordance with Section 3.1(c) and a Member shall fail to make its capital contribution at the time and in the full amount required (a "Default"), then the non-defaulting Member may, but shall not be required to (1) send a written notice pursuant to Section 8.3(a) or


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(ii) within 15 days of such Default, make a capital contribution (which shall be credited to its Capital Account) equal to the contributions which the defaulting Member has failed to make.

                        (e) Subject to the Board's approval, a capital contribution made pursuant to Section 3.1(b), (c) or (d) may consist of money, securities, property, including without limitation Trade Rights, or other consideration. The date and amount of such capital contribution and if such capital contribution includes any consideration other than cash, a description in reasonable detail thereof, shall be set forth on Schedule B and the valuation thereof shall be approved by the Consent of the Members.

                        (f) Except as otherwise expressly provided in this
Section 3.1, no Member shall be required or permitted to make any capital contribution or to lend or advance funds or property to the Company for any purpose whatsoever, without the Consent of the Members.

                        (g) Subject to Section 4. 1, no Member shall be entitled to a return of any part of its contribution to the capital of the Company, except in connection with its expulsion or any permitted withdrawal as a Member or the liquidation of the Company.

                        (h) Any return of capital to a Member shall be made solely from the assets of the Company available therefor; and no Member shall be required to make any capital contribution or lend or advance any funds to the Company, decrease its Interest or abandon or waive any right hereunder, or otherwise be liable to provide for the return of any other Member's capital contribution.


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                        (i) No interest shall accrue for the benefit of, or be
paid to, any Member on contributions to the capital of the Company.

          Section 3.2    Capital Accounts.

                  (a) A separate Capital Account shall be established and calculated daily for each Member in accordance with Treasury Regulation ss.1.704-1(b). A Member's Capital Account balance shall initially equal its Initial Capital Contribution and shall (i) increase by (A) the amount of Profit allocable to such Member and any income or gain specially allocated to such Member, (B) any cash and the fair market value of any property (net of any liabilities secured by such property that the Company assumes or takes subject
to) hereafter contributed to the capital of the Company by such Member, including Make-Up Contributions, and (C) in the case of property distributed in kind, the amount of gain, if any, which would have been allocated to such Member if the property had been sold by the Company for its fair market value on the date of distribution and (ii) decrease by (A) the amount of Loss allocable to such Member and any losses or deductions specially allocated to such Member, (B) the amount of cash and the fair market value of any property (net of any liabilities secured by such property that such Member assumes or takes subject
to) distributed to such Member, and (C) in the case of property distributed in kind, the amount of loss, if any, that would have been allocated to such Member if the property had been sold by the Company for its fair market value on the date of distribution.

                  (b) In the event of a Transfer by a Member of all or a part of its Interest in accordance with this Agreement, a proportionate amount of the Capital Account of the transferor shall be transferred to such transferee.


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                  (c) The Members may adjust the Capital accounts to reflect a revaluation of the Company's property on the Company's books in accordance with Treasury Regulation ss.1.704-1(b)(2)(iv)(f) under the circumstances described therein. In the event that property contributed to the Company has a fair market value which differs from its basis (at the time of contribution) or an election is made under Treasury Regulation ss.1.704-1(b)(2)(iv)(f), the Capital Accounts shall be adjusted in accordance with Treasury Regulation ss.1.704-1(b)(2)(iv)(g) for allocations of depreciation, amortization and gain or loss, as computed for book purposes, with respect to such property.

                  (d) The provisions of this Agreement are intended to comply with Treasury Regulations ss. 1.704-1(b) and -2 and shall be interpreted and applied in a manner consistent with such regulations. The Members may amend this Agreement (including without limitation to modify the manner in which Capital Accounts are maintained) in order to comply with such regulations (as they are currently in effect or may subsequently be amended).

            Section 3.3 Fractional Shares. The Fractional Share of a Member shall equal at all times the ratio of such Member's Capital Account to the sum of the Capital Accounts of all the Members.

            Section 3.4 Interests. An Interest is personal property. A Member has no right to, interest in, or claim against any specific property of the Company by reason of its Interest.

                                    ARTICLE 4

                          DISTRIBUTIONS AND ALLOCATIONS


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            Section 4.1 Distributions of Net Cash Flow. The Company shall make distributions (including interim distributions) of Net Cash Flow to the Members in proportion to their respective Fractional Shares (or, in connection with the liquidation of the Company pursuant to Section 9.2, as therein provided):

                  (a) on the first business day of each calendar month, in an amount equal, as to each Member, to the excess, if any, on the last day of the preceding calendar month of such Member's Capital Account balance over the amount of such Member's Initial Capital Contribution;

                  (b) at such times and in such amounts sufficient to fund the payment of any federal, state, local or foreign taxes required to be paid by the Members in respect of any Profit (or the taxable portion thereof) allocable to the Members in respect of any Fiscal Year or other taxable period of the Company;

                  (c) as provided in Section 6.1(c); and

                  (d) subject to Subsections 6.1(a), (b) and (c), at such other times and in such other amounts determined by the Board.

From time to time prior to the liquidation and dissolution of the Company, the Company may also make such other distributions of property of the Company, in cash or in kind, to the Members in proportion to their respective Fractional Shares as the Board may determine.

             Section 4.2    Allocation of Profit and Loss.

                  (a) Profit for each Fiscal Year shall be allocated

as follows:


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                        (i) Profit shall be allocated first to offset Loss
previously allocated pursuant to Section 4.2(b)(ii), to the extent such Loss was not previously offset; and

                        (ii) any remaining Profit shall be allocated to the Members in proportion to their respective Fractional Shares.

                  (b) Loss for each Fiscal Year shall be allocated as follows:

                        (i) Loss shall be allocated first to offset Profit previously allocated pursuant to Section 4.2(a)(i) to the extent such Profit was not previously offset and exceeds the cumulative Net Cash Flow distributed on account of such previously allocated Profit; and

                        (ii) any remaining, Loss shall be allocated to the Members in proportion to their respective Fractional Shares.

          Section 4.33   Special Allocations.

                  (a) Notwithstanding the foregoing, if there is a net decrease in the Company minimum gain under Treasury Regulation ss. 1.704-2(d) (with respect to "nonrecourse liabilities") or partner nonrecourse debt minimum gain under Treasury Regulation ss. 1.704-2(i) (with respect to "partner nonrecourse debt") during a Fiscal Year, the Members shall be allocated items of income and gain for such Fiscal Year (and if necessary for subsequent Fiscal Years) in the amounts and proportions determined pursuant to the provisions of Treasury Regulations ss.1.704-2(f) and (i)(4), respectively. In addition, if a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation ss.l.704-1(b)(2)(ii)(d)(4), (5) or(6) which creates or increases a deficit in its Capital Account balance (as adjusted pursuant to such


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regulations), items of Company income (including gross income) and gain
(consisting of a pro rata portion of each item of Company income and gain) shall be specially allocated to such Member in an amount and manner sufficient to eliminate such deficit balance as quickly as possible pursuant to the provisions of Treasury Regulation ss.1.704-1(b)(2)(ii)(d). Any special allocation under this Section 4.3(a) shall be taken into account in computing subsequent allocations of Profit and Loss, so that the net amount allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated had such special allocation not been made.

                  (b) In the event that property contributed to the Company has a fair market value which differs from its basis (at the time of contribution) or an election is made by the Members under Section 3.2(c) to adjust Capital Accounts to reflect a revaluation of Company property, income, gain, loss and deduction as computed for federal income tax purposes with respect to such property shall be allocated in the manner determined by the Members, consistently applied, pursuant to Section 704(c) of the Code so as to take into account any variation between the Company's basis in the property and its fair market value.

                  (c) In the event that the Interests of the Members vary during a Fiscal Year, the Profit, Loss, and any amount specially allocated pursuant to
Section 4.3(a) shall be allocated among the Members under Section 706(d) of the Code in the manner determined by the Members.

             Section 4.4 Allocation of Nonrecourse Liabilities. A Member's share of the nonrecourse liabilities of the Company shall be allocated in accordance with Treasury Regulation ss. 1.752-3(a), except that excess nonrecourse liabilities shall be


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allocated  among  the  Members  in  accordance  with the  Members'  respective
Fractional Shares.

             Section 4.5 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment or distribution to the Company or the Members shall be treated as amounts distributed to the Members under Section 4.1 in such amounts as the Members may determine in accordance with applicable Law.

                                    ARTICLE 5

                                 FISCAL MATTERS

            Section 5.1 Tax Matters Partner. Delta shall be the "tax matters partner" of the Company within the meaning of Section 6231 (a)(7) of the Code.

            Section 5.2 Tax Returns. The Company shall prepare and file, or shall cause to be prepared and filed, all federal and any required state, local and foreign income and other tax returns for the Company for each Fiscal Year, and, in connection therewith, may make any available or necessary elections or determinations.

            Section 5.3 Fiscal Year and Other Elections.

                  (a) The Fiscal Year shall coincide with the taxable year of the Company and end on December 31 of each year or such other date as the Members may Consent, subject to applicable Law. All other accounting decisions and elections required or permitted to be made by the Company for tax purposes under applicable Law shall be made by the Board, except that without the Consent of the Members, none of the Board, nor any Manager, officer or Member shall waive or consent to an extension of the period of limitations for assessing any tax liability against the Company or computing the amount of any tax items.


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                  (b) Each Member shall promptly, and, in any event, within ten days of (i) receiving notice of any proposed tax audit or examination of the Company, give written notice thereof to the other Member, and (ii) receiving any material correspondence relating to the Company from the Internal Revenue Service or any state, local or foreign tax authority, give a copy thereof to the other Member, and promptly advise the other Member in writing of the substance of any conversation with any representative of the Internal Revenue Service or any state, local or foreign tax authority relating to the Company. Any Member may notify the President of such Member's desire to represent itself, or to cause independent tax counsel or accountants to represent it, in connection with any examination, Proceeding or proposed adjustment and if a Member so notifies the President, the President shall upon request, supply such Member and its tax counsel or accountants, as the case may be, with copies of all written communications received by the Company with respect thereto, together with such other information as may be reasonably requested in connection therewith, and cooperate with such Member and its tax counsel or accountants, as the case may be, in connection with such separate representation, to the extent reasonably practicable.

          Section 5.4 Books and Records. The Company shall maintain or cause to be maintained at the Company's principal place of business complete and accurate books and records of the assets, business and affairs of the Company, including without limitation:

                  (a) a current list of the Members, setting forth in alphabetical order the full name, last known mailing address, capital contribution, Fractional Share and Capital Commitment of each;


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                  (b) a copy of the Company's Articles of Organization and all amendments thereto and restatements thereof, together with an executed copy of any power of attorney pursuant to which any Articles or certificate, or amendment thereto or restatement thereof, is executed.

                  (c) a copy of this Agreement; and

                  (d) a copy of the Company's income tax and information returns and, if any, for each of the three most recently ended Fiscal Years. All financial statements, ledgers and records shall be prepared in accordance with generally accepted accounting principles.

            Section 5.5 Reports to Members.

                  (a) The Company shall distribute to each Member:

                        (i) at least 45 days prior to the beginning of each fiscal quarter beginning after the date hereof, the Budget for such fiscal quarter;

                        (ii) as soon as practicable after the end of each Fiscal Year, a copy of its Schedule K-1 to the Partnership Tax Return (Form 1065), together with a statement of such Member's Capital Account and its allocable share of Profit or Loss, including a brief account of the basis and computation thereof;

                        (iii) as soon as practicable, and in any event within 30 days, after the end of each month, a financial statement, including a balance sheet as of the end of such month and a statement of operations for the month then ended;

                        (iv) as soon as practicable, and in any event within 30 days, after the end of each fiscal quarter, a financial statement, including a balance sheet as of the end of such quarter and a statement of operations for the quarter and the interim fiscal period from the beginning of such Fiscal Year then ending, together with the comparative information for the corresponding periods of the preceding Fiscal Year, and

                        (v) as soon as practicable, and in any event within 60 days, after the end of each Fiscal Year, a financial statement, including a balance sheet as of the end of such Fiscal Year and statements of operations, cash flows and changes in Member's equity for such Fiscal Year, together with, as to the balance sheet and statement of operations, the comparative information for the preceding Fiscal Year.

                  All such financial statements shall be prepared in accordance with generally accepted accounting principles, applied in a manner consistent with prior periods, except that interim statements may omit footnote disclosure otherwise required by generally accepted accounting principles and may be subject to normal year-end adjustments. The financial statements for the Fiscal Year to be delivered pursuant to paragraph (v) shall be (A) audited by Deloitte & Touche LLP, as the Company's independent certified public accountants and shall be accompanied by their report thereon (unqualified as to audit scope), and (B) shall be accompanied by a report prepared by or under the direction of the President describing the business of the Company, including any material agreements or transactions entered into or effected, during such Fiscal Year, setting forth, to the extent practicable, a comparison of the Company's financial statements for such Fiscal Year to the projections and performance targets included in the Budgets for such Fiscal Year, and including any other information that he deems material to the Members.

                  The Company shall also promptly provide such additional information as any Member may reasonably request for the preparation of its income and other tax returns or its financial statements.

                  (b) Each Member may, for any purpose, at such Member's own expense, upon reasonable prior notice to the other Member, inspect and copy, during the normal business hours of the Company, any records or information maintained by the Company, including without limitation the records and information required to be maintained pursuant to Section 5.4 and the Company's financial statements, if any, for any Fiscal Year or period.

                                    ARTICLE 6

                                ADMINISTRATION

            Section 6.1 Management of the Company.

                  (a) The Company's business and affairs shall be managed by the Board. The Board shall prepare, or cause the President or chief financial officer of the Company to Prepare and submit to the Board, at least 45 days prior to the beginning of (i) each fiscal year and (ii) each fiscal quarter of the Company beginning after the date hereof, a business plan and budget, including proposed capital expenditures and projected operating revenues, expenses and income for such year or quarter, as applicable (the "Budget"). The Board shall review and consider each such Budget, and after making any changes determined by the Board, shall adopt and approve the same.

                  (b) Unless the Members otherwise Consent, subject to Section 3.1(b)(iii), the Board shall at all times consist of an even number of Managers, one-half of whom shall be designated from time to time by Quintel and one-half of whom shall be designated from time to time by Delta. Any Member may remove any Manager designated by it, with or without cause, and any Manager may resign, in each case, at any time upon prior written notice to the remaining Managers or, if none, to the Members. If any Manager shall resign, be removed, die, become incapacitated or ineligible, or otherwise cease to serve in such position, the Member that designated such Manager shall promptly designate a successor by written notice to the other Member. The number of Managers comprising the entire Board shall initially be six. Except as otherwise expressly provided herein, the Board shall act by the vote or consent of a majority of the Managers. If the Board is unable so to act with respect to any matter because any Manager or Managers fail to appear or participate at any meeting of the Board (after notice thereof is duly given to each such Manager) or to respond to any solicitation of consents from the Managers or a majority of the Managers are unable to agree on such matter (a "Board Deadlock"), any Manager may give notice to the Members of such Board Deadlock, setting forth therein a description in reasonable detail of the subject matter of such Board Deadlock, and the Members shall decide such matter by their Consent; provided that, if the Members are likewise unable to decide such matter (a "Member's Deadlock") and such matter involves (i) (in the aggregate with any other matters then subject to a Member's Deadlock) the expenditure or receipt of funds in an amount in excess of S2,500,000, or (ii) the failure to agree upon the Budget, either Member may offer to sell its interest to the other Member or purchase the other Member's interest pursuant to
Section 8.2.

                  (c) Any other provision hereof notwithstanding, but subject to
Section 8.3 (and without otherwise limiting the power of the Board or the officers of the Company to cause the Company to make distributions, pay indebtedness, make loans or advances, or sell, lease or otherwise transfer or dispose of any of its assets, as elsewhere provided herein), for so long as any of the Indentures remain in effect and the provisions thereof require RSL to be able to do, or cause Delta or the Company to do, any of the following, at the direction of Delta and/or Delta's designees to the Board, Quintel shall take, and cause its designees to the Board to take, all necessary actions (including without limitation approving or consenting to any of the following actions at a meeting of the Members or the Board or by written consent) to cause the Company to:

                        (i) make any distribution permitted by applicable Law with respect to the Interests;

                        (ii) pay any indebtedness owed to any Member or any Affiliate of a Member;

                        (iii) make a loan or advance to a Member or any of its Affiliates; provided, that such loan or advance is on fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Company or a Member, and

                        (iv) transfer any of its assets to a Member or an Affiliate of a Member, provided that such transfer is on fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Company or a Member.

                  (d) Eric Aroesty shall serve as President of the Company pursuant to the terms of the Marketing Agreement. As such, he shall be the chief executive officer of the Company and, subject to the provisions hereof and thereof, he shall supervise all other officers and employees of the Company (except to the extent otherwise expressly provided by the Board), represent the Company, negotiate and review agreements and transactions into which the Company proposes to enter, and make all determinations with respect thereto, and administer the business and affairs of the

Company. Mr. Aroesty shall (i) perform his services in such capacity diligently and faithfully for the benefit of the Company, (ii) perform such services under the direction and control of the Board and in accordance with all applicable policies and practices of the Company, and (iii) devote the majority of his business time and attention to the Business and affairs of the Company.

            Section 6.2 Representatives. Each Member shall appoint a Representative to act on its behalf in connection with the Business and affairs of the Company, including giving any required Consent, making any determination or executing any document for or on behalf of such Member. Initially, Quintel's Representative shall be Jeffrey L. Schwartz and Delta's Representative shall be Elie Wurtman. Any Member may, upon prior notice to the other Members, remove or replace its Representative.

            Section 6.3 Officers.

                  (a) The following Persons shall serve initially in the offices of the Company set forth opposite their respective names below:

                   Person                              Office(s)

                   Eric Aroesty                        President

                   Elie Wurtman                        Vice President

                   Doron Kemple                        Treasurer

                   Jay Greenwald                       Secretary

                  (b) The Board may also, from time to time, appoint or designate such other officers as they deem appropriate for the management of the Business and affairs of the Company.

                  (c) Each officer shall hold his office until his successor has been elected or appointed and qualified or his earlier resignation or removal.

                  (d) Any officer of the Company may be removed or replaced with or without cause by the Board or upon the Consent of the Members.

                  (e) Any officer may resign at any time by giving written notice to the Company.

                  (f) Each Representative shall devote such of his business time and attention to the Business and affairs of the Company as is reasonably required to perform his duties as a Representative hereunder. However, no Representative shall be required to devote any minimum amount of time or to perform his duties hereunder on a fixed or periodic basis.

            Section 6.4 Standard of Care.

                  (a) In acting on behalf of the Company, each Manager and officer shall act in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

                  (b) In performing its duties, a Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

                        (i) one or more agents or employees of the Company;

                        (ii) counsel, public accountants, business, investment or financial consultants or advisors, or other Persons as to matters that he or she believes to be within such Person's professional or expert competence; or

                        (iii) another Manager or officer duly designated in accordance with this Agreement, as to matter within his or her designated authority, which the Manager believes to merit confidence, so long as in so relying he or she shall be acting in good faith and with such degree of care, but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted.

                  (c) A Person who so performs his or her duties in accordance with this Section 6.4 shall have no liability by reason of being or having been a Manager.

            Section 6.5 Interested Members.

                  (a) Subject to Sections 6.5(b) and 7.1 and any applicable Law, a Member may lend money to, borrow money from, guarantee or act as a surety for, provide collateral for an obligation of and transact other business with, the Company, and, shall have the same rights and obligations with respect thereto as a Person who is not a Member.

                  (b) No contract or other transaction between or among the Company and one or more of its Managers or Members or any Affiliate of a Manager or Member or any other Person in which one or more of the Managers or Members are partners, members, managers, directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that such Manager or Member is present at the meeting of the Managers or Members which approves such contract or transaction, or that its consent was given for such contract or transaction, if the material facts as to such Manager's or Member's interest in such contract or transaction and as to any such common partnership, membership, managership, directorship, officership or financial interest are disclosed in writing to the Members, and the Members Consent to such contract or transaction.

                  (c) If such good faith disclosure of the material facts as to the Manager's or Member's interest in the contract or transaction and as to any such common partnership, membership, managership, directorship, officership or financial interest is made in writing to the Members, or known to the Members Consenting to such contract or transaction, as provided in Section 6.5(b), the contract or transaction may not be avoided by the Company for the reasons set forth in such Section.

                  (d) Common or interested Members may be counted in determining the presence of a quorum at a meeting of the Members that Consent to such contract or transaction.

            Section 6.6 Limitation of Liability. Except as otherwise provided in the Marketing Agreement and the Network Agreement, no Member or Manager shall be liable, as such, to the Company or any other Member for any loss, damage, liability or expense ("Liability") suffered or incurred by such Member on account of, or by reason of any claim based on or arising from, any act taken or omitted to be taken in the course of representing or performing services for the Company or otherwise in its capacity as a Member or Manager, including without limitation its appointment or retention of, or reliance upon, any employee or agent of the Company or any Person referred to in Section 6.4(b), notwithstanding any negligence, fraud or willful misconduct by such employee, agent or Person, except to the extent that a judgment or other final adjudication adverse to it establishes that its acts or omissions were in violation of any provision of this Agreement, or were in bad faith or involved intentional misconduct or a knowing violation of Law or that it personally gained in fact a financial profit or other advantage to which it was not legally entitled or that with respect to a distribution in violation of Section 508(a) of the Act its acts were not performed in accordance with Section 6.4.

            Section 6.7 Indemnification. Except as otherwise provided in the Marketing Agreement and the Network Agreement, the Company shall indemnify each Member, Manager, officer, Representative, and their respective legal representatives, successors and assigns, and hold each of them harmless from and against any Liability suffered or incurred by any of them in the course of serving in any such office of, or otherwise representing (within the scope of its authority) or acting, as such, for or on behalf of the Company, except to the extent that a judgment or other final adjudication adverse to such Member, Manager, officer, Representative or other Person establishes (i) that its acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that it personally gained in fact a financial profit or other advantage to which it was not legally entitled; provided, that, any other provision hereof notwithstanding, any such indemnification shall be from the assets of the Company, and no Member shall be required to make any capital contribution or otherwise pay any amount from its own assets as a result thereof. The Company may procure insurance in such amounts and covering such risks as the Board deems appropriate to fund any indemnification required or permitted to be made hereunder.

            Section 6.8 No Competition: Other Activities of and Restrictions on Members and the Company.

                  (a) Except as otherwise provided in this Section 6.8, no Member shall (i) engage in the Restricted Business, or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or market its services to, or perform services for, or in any manner own, control, manage, operate or otherwise invest or participate in any Person that engages in the Restricted Business, or

(ii) employ, engage or retain any employee of the Company or any Person who at any time during the 12 preceding months shall have been an employee of the Company, unless such employee or former employee is or shall have been at any time during the 36 preceding months an employee of such Member or an Affiliate thereof, or (iii) knowingly, approach or contact any supplier or other Person for the purpose of causing any such supplier or other Person to divert business from the Company in the United States or Canada.

                  (b) Neither Delta nor its Affiliates shall utilize the On-Line Services of any Person to offer or service the Business (i) which are being utilized by the Company or Quintel or its Affiliates or (ii) as to which the Company or Quintel shall have given written notice to Delta to the effect that the Company or Quintel or its Affiliates, as the case may be, has made or is concurrently making a written proposal or offer to such Person to utilize such Person's On-Line Services for a period of 60 days after such notice is given; provided that the foregoing shall not restrict Delta or its Affiliates from using any On-Line Services to provide services which are not included in the Business, including Reseller/Wholesale Sales and providing services to any Business Customer.

                  (c) Neither the Company nor Quintel or its Affiliates shall utilize the On-Line Services of any Person to offer or service the Business (i) which are being utilized by Delta or its Affiliates or (ii) as to which Delta or its Affiliates shall have given written notice to the Company and Quintel, respectively, to the effect that Delta or its Affiliates has made or is concurrently making a written proposal or offer to such Person to utilize such Person's On-Line Services for a period of 60 days after such notice is given.

                  (d) No Member shall knowingly approach or contact, or permit any Affiliate thereof to knowingly approach or contact, any Customer of the other Member or any Affiliate thereof or the Company, to solicit such Customer or to provide to such Customer, in the United States or Canada, Telephony Services included in the Business provided, that non-targeted general solicitations shall not be deemed prohibited by this paragraph.

                  (e) The Company shall not, directly or indirectly, knowingly approach or contact any Customer of a Member or any Affiliate thereof, to solicit such Customer or to provide to such Customer Telephony Services.

                  (f) The foregoing provisions of this Section 6.8 notwithstanding, (i) any Member may invest its funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and such Member's holding therein represents less than 5% of the total number of shares or principal amount of the securities of such issuer then outstanding; (ii) no provision of this Section 6.8 shall prohibit or restrict any business activity or operation in which any Member is, directly or indirectly, engaged or actively and diligently preparing to engage on the date hereof as set forth on Schedule C; and (iii) no provision of this Section 6.8 shall prohibit or restrict any Member's provision of services to its Affiliates. Each Member acknowledges that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on its activities set forth herein, are reasonable and necessary for the protection of the Company.

                  (g) Except as otherwise provided in this Agreement, a Member may engage or participate in other activities incidental to any employment, occupation or business venture or enterprise. Except as otherwise agreed between them, none of the Company nor any Member shall be entitled to participate or otherwise have any interest in such other employment, occupation or business venture or enterprise.

                  (h) Subject to Sections 6.8, 6.13 and 6.15, the Company, Delta and Quintel may all provide the following services through the channels indicated:

                        (i) PC to phone and phone to PC IP Telephony Services anywhere in the Territory and through any medium or channel of distribution; and

                        (ii) IP Telephony Services, by direct sale methods (including telemarketing) and through agents, in each case if outside the U.S. and Canada.

                  (i) Nothing in this Agreement shall be construed as prohibiting Delta from engaging in the Business through Reseller/Wholesale Sales, nor shall any activities which are not Restricted Businesses be prohibited as to Delta or Quintel, except as otherwise provided in this Section 6.8.

                  (j) The terms of this Section 6.8 shall survive as to a Member so long as such Member or its Affiliates hold an Interest in the Company provided, however, that such Member shall continue to be bound by Section 6.8(d) for a period of nine months thereafter.

            Section 6.9 Trade Rights.

                  (a) The Company and each Member shall have joint ownership rights to any Trade Right conceived, developed or created jointly by the Members for the Business, whether or not patentable or registrable, provided, that any

Trade Right acquired by the Company shall become the sole and exclusive property of the Company.

                  (b) Each Member hereby grants a non-exclusive, royalty-free license to the Company to use any Trade Right currently or hereafter conceived, developed, created, or acquired by such Member relating or useful to the Business from the date hereof until the nine month anniversary of the date on which such Member and its Affiliates no longer hold an Interest in the Company. Each Member shall disclose the same promptly and completely to the Company and shall, at any time and from time to time hereafter, (i) execute any documents reasonably requested by the Company to permit its use of the same, (ii) execute any documents reasonably requested by the Company for filing and procuring such applications for Trade Rights as the Company may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding, in order to obtain, maintain and protect the Company's right therein and thereto. Subject to Section 6.89, the grant of such License shall not impair or limit the use of such Trade Right by such Member, including without limitation the right to license such Trade Right to any other Person. Upon the liquidation of the Company, each license provided hereby shall terminate and the Trade Right subject thereto shall revert solely to the Member that shall have licensed the same to the Company.

            Section 6.10 Confidentiality. In connection with the operations of the Company and the Members' transactions in connection therewith, the Members and certain of their respective Affiliates may furnish and disclose to the Company, each other and certain of their Affiliates confidential and proprietary technical, commercial and other information, including without limitation information relating to the Company's and each

Member's (and certain of its Affiliates') organization, personnel, business activities, policies, strategies, finances, costs, marketing plans, projected revenues, technology, rights, obligations and liabilities ("Information"). Information so furnished or disclosed by any Member or its Affiliate is confidential, and the other Member (and each of its Affiliates) shall take all reasonable care to insure that such Information shall not be disclosed to any third party, including imposing reasonable confidentiality requirements with respect to such Information on its Affiliates and its or its Affiliates' respective employees, agents, counsel, accountants and other representatives, except insofar as such Information is distributed to such Member pursuant to this Agreement or insofar as (i) such disclosure may be specifically authorized in writing from time to time by the Member or its Affiliate furnishing or disclosing such Information, (ii) such Information is necessarily disclosed by its commercial use in the operation of the Company or pursuant to any right or license granted by the Company, (iii) the receiving Member can demonstrate that such Information was previously made public or disclosed by the furnishing Member without restriction to a third party, or is in the public domain otherwise than as a consequence of a breach of its obligations hereunder, (iv) such Information is known by the Company or the receiving Member or Affiliate without proprietary restrictions at the time of receipt of such Information, or
(v) such disclosure is required pursuant to compulsory legal process, including subpoena, civil investigative demands, oral questions or interrogatories; provided that the party subject to such compulsory disclosure promptly provides written notice of such legal process to the disclosing party so that such party may oppose such disclosures or seek a protective order or other confidential treatment of such Information.

            Section 6.11 Public Announcements. No Member shall issue or make any advertisement, press release or public announcement with respect to the Company, or its Business or affairs, this Agreement or any other agreement between the Company and any Member, without the prior written consent of the Board, unless required to do so by Law (including U.S. securities rules and regulations and the rules and regulations of any stock exchange on which the capital stock of any Member or its Affiliate is traded). The Members agree, to the extent practical, to consult with each other regarding any public announcement required by Law in advance of such public announcement.

            Section 6.12 Bank Accounts. The Company shall maintain one or more accounts, including checking, cash management and/or money market accounts, in such banks or other financial institutions as the Board or the President may select. All amounts deposited by or on behalf of the Company in those accounts shall be and remain the property of the Company. Withdrawals from such accounts shall be made by the President or other signatories designated by the Board or the President, provided that any payment, withdrawal or other transfer of funds from such an account covering related matters in excess of $10,000 shall require the authorization and signature of two officers, one of whom shall be the President and the other of whom shall be the Treasurer. No funds of the Company shall be kept in any account other than a Company account, and funds of the Company shall not be commingled with the funds of any other Person; and no Member shall apply, or permit any other Person to apply, such funds in any manner except for the benefit of the Company.

            Section 6.13 Restricted Activities of the Company.

                  (a) Without Delta's prior written consent, the Company shall not engage in Reseller/Wholesale Sales. The Company shall refer all opportunities for Reseller/Wholesale Sales to Delta. Without the Consent of Members or as otherwise provided in the Network Agreement, the Company shall not purchase or otherwise utilize Telecom Network Services from Persons in competition with Delta or marketing services from Persons in competition with Quintel.

                  (b) The Company shall not provide Telephony Services to Business Customers. The Company shall enter into an agent agreement (the "Agent Agreement") which shall provide that the Company shall refer all Business Customers that it sources exclusively to RSL USA and RSL Canada, which entities shall be required to compensate the Company for such referrals on a commission basis in an amount to be agreed upon between such parties (the "Agent Agreement"). In the event that the Company engages in the Business in any country other than the United States or Canada, the Company shall enter into a written agreement with the Affiliate of Delta which operates in such country on terms substantially similar to the Agent Agreement.

            Section 6.14 Customers of the Company. Subject to any restrictions set forth elsewhere herein, a Member may sell any products or services or otherwise transact business with any customer of the Company; provided, that, if
(i) such Member is not selling such products or services or engaging in transactions of such type on the date hereof, and (ii) such customer of the Company is not generated from a customer list of such Member, such Member shall pay to the Company a fee in respect of such customer based on the rate then set forth in the Standard Rate and Data Guide (on a per-thousand basis).

            Section 6.15 Excluded Areas.

                  (a) The Company shall not engage in the Business in any Excluded Area to the extent, and only to the extent, such Business is prohibited or restricted pursuant to a written agreement with a Member relating to such Excluded Area.

                  (b) Upon written request by Quintel, Delta shall use commercially reasonable efforts to cause the counterparties to the agreements relating to the Excluded Areas to waive the restrictive provisions thereof relating to the operation of the Business. If any such counterparty waives such provisions, or otherwise agrees to permit the Company's operation of the Business within any territory theretofore designated as an Excluded Area, Delta shall promptly give notice to such effect to the Company and such territory shall be removed from Schedule A as an Excluded Area. From and after the date in which the Company engages in the Business in any country in the Territory other than the U.S. or Canada, no Member shall enter into any agreement (including any amendment or supplement to an agreement in effect on the date hereof) which prohibits or restricts the Company from engaging in the Business in such country.

            Section 6.16 Other Agreements. Concurrently herewith, the Company is entering into the Marketing Agreement and the Network Agreement.

            Section 6.17 Permits. Licenses and Other Regulatory Authorizations. The Company shall not operate the Business in any jurisdiction where it is not properly qualified to do so or does not have the necessary Licenses to do so. Accordingly, promptly after the date hereof, the Members shall cause the Company to obtain any such Licenses to the extent required, and each Member shall cooperate with the Company in order to obtain such Licenses.

            Section 6.18 Other Services of Members. In connection with the operation of the Business, each Member may, from time to time, upon request by the Company and subject to approval by the Board, provide the Company with certain services other than as provided in the Marketing Agreement or the Network Agreement (including without limitation the use of certain employees of such Member). In such event, the Member providing such services shall be entitled to be reimbursed by the Company for 105% of its direct cost (without allocation of overhead expenses) of providing such services, provided that the provision of executive management services to the Company by a Member shall be without compensation to the Member. Such Member shall invoice the Company (which invoice shall include a description, in reasonable detail, of the services provided by such Member) within 15 days of the end of each month for any services provided to the Company during such month which are not provided pursuant to either the Marketing Agreement or the Network Agreement. The Company shall make payment for such services within 30 days of the receipt of such invoice unless it disputes in good faith any item or items contained in such invoice, in which case payment with respect to any item in dispute shall be made within three business days after the resolution of such dispute.

                                    ARTICLE 7

                          CONSENTS; MEETINGS OF MEMBERS

            Section 7.1 Consents. Any other provision hereof notwithstanding, without the Consent of the Members, the Company shall not:

                  (a) admit a Member or issue an Interest;

                  (b) call for or permit to be made any capital contribution or investment in the Company;

                  (c) except as provided in Section 4.1(a) and 6.1(c), declare or make any distribution with respect to Interests, or apply any of the Company's property or assets to the repayment of any contributions to the Company's capital;

                  (d) adopt, amend, restate or revoke the Articles of Organization of the Company or this Agreement

                  (e) dissolve, liquidate or wind up its Business and affairs;

                  (f) sell, exchange, lease, mortgage, pledge or, except as provided in Section 6.1(c), otherwise transfer all or substantially all of the assets of the Company;

                  (g) merge or consolidate with or into another limited liability company or other Person; or enter into any business combination, partnership or joint venture; or acquire or dispose of all or any interest in any other Person or business;

                  (h) engage in any business, other than the Business, or in any activity not consistent with the Company's purpose;

                  (i) engage in the Business in any country in the Territory other than the United States or Canada;

                  (j) create, incur, assume or otherwise become liable with respect to any obligation for borrowed money (including a guarantee of, or contingent liability for, the indebtedness or other obligations of any Person), or issue any bonds, debentures, notes or other evidences of indebtedness, other than in the ordinary course of business or if as a result thereof the total principal amount of such obligations at any time outstanding would exceed $100,000 or such greater amount as to which the Members may from time to time Consent;

                  (k) subject to Section 6.1(c), sell, lease or otherwise dispose of assets of the Company whose fair market value exceeds $100,000 or such greater amount as to which the Members may from time to time Consent;

                  (l) subject to Section 6.1(c), make any loan or extend credit to any Person if at any time the total principal amount of such loans and other credit then outstanding exceeds $100,000;

                  (m) enter into any transaction or series of related transactions involving capital expenditures, including lease commitments, of a total value in excess of $100,000;

                  (n) adopt or approve any annual or longer term budget, business plan or operating strategy for the Company, including without limitation changes in the management or operating structure of the Company or marketing practices,

                  (o) change its independent auditor, or establish, modify, amend or repeal the Company's accounting practices, except to the extent that such establishment, modification, amendment or repeal shall be required by applicable Law;

                  (p) except as provided in Section 6.1(c), authorize or enter into any agreement, commitment or other transaction, or any series of related agreements, commitments or other transactions between the Company and a Manager or Member or an Affiliate of a Manager or Member;

                  (q) adopt any trademark, trade name, brand name, service mark, logo, symbol, trade dress or design identifying the Company or any of its products, other than "Delta Three Direct," the names listed on Schedule D hereto or a variation thereof (together with "Delta Three Direct," each, a "Brand Name");

                  (r) enter into or renew any employment or consulting agreement, commitment or arrangement providing for, or that could reasonably be expected to obligate the Company to pay, annual compensation in excess of $100,000;

or establish, modify, amend or repeal any plan, program, scheme or arrangement in the nature of an employee compensation plan or benefit plan applicable generally to employees or to classes of employees, including without limitation pension and retirement plans, savings plans, stock ownership plans, and medical, health, accident, disability and life insurance plans;

                  (s) commence, join in or settle any Proceeding by, against or involving the Company which may materially affect the operations of the Company; or

                  (t) confess a judgment against the Company.

            Section 7.2 Meetings of Members.

                  (a) The Members shall hold an annual meeting within four months of the end of each Fiscal Year. Other Members' meetings may be called by the Board or either Member upon 10 days' prior written notice, given in any manner provided in Section 11.3, when any action requiring Consent of the Members is to be taken or when it is otherwise deemed to be in the best interest of the Company. Meetings shall be held at the office of the Company or at such other place to which the Members Consent.

                  (b) A Member may appear and vote at a meeting in person or by proxy. Any proxy shall be dated and signed by the Member (or his attorney-in-fact) and shall remain effective for a period of 11 months from the date thereof. Any such proxy may be revoked at any time, such revocation to be effective upon the presentation of a later-dated proxy or written notice of revocation given to the Company.

                  (c) Member may participate in a meeting by means of a conference telephone or similar communication equipment by means of which all Persons participating in the meeting can hear each other simultaneously and such participation in a meeting shall constitute presence in person at such meeting.

                  (d) The presence of all Members shall constitute a quorum at any meeting of Members. Once a quorum is present at a meeting, any action properly taken at the meeting remains valid and effective, notwithstanding the subsequent withdrawal of any Member from the Meeting. If a quorum does not appear at a Meeting, any Member present may adjourn the meeting despite the absence of a quorum.

                  (e) Written notice shall be given by any Person entitled to call the meeting or by the President or any other duly authorized officer of the Company stating the place, date and hour of the meeting, indicating that it is being issued by or at the direction of the Person calling the meeting and, in the case of a special meeting, stating the purpose or purposes for which the meeting is called. An affidavit of a Person giving the notice that the notice required by this Section has been given shall, in the absence of fraud, be prima facie evidence of the facts therein stated. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the original date of the meeting.

                  (f) Notice of meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by it.

                  (g) Whenever under this Agreement Members are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if an instrument or instruments setting forth the action so taken shall be signed by all the Members and delivered by hand or by certified or registered mail, return receipt requested, to the office of the Company, its principal place of business, or an officer, employee or agent of the Company having custody of the records of the Company. Every such instrument shall bear the date of signature of each Member who signs such an instrument, and no such instrument shall be effective to take the action referred to therein unless, within 60 days of the earliest dated such instrument delivered in the manner required by this Section to the Company, instruments signed by all the Members are delivered to the office of the Company, its principal place of business, or an officer, employee or agent of the Company having custody of the records of the Company.

                                    ARTICLE 8

                                    TRANSFERS

            Section 8.1 Transfers.

                  (a) Except as provided in Sections 8.2 or 8.3, no Member may withdraw from the Company (prior to the liquidation of the Company) or sell assign, exchange, give, pledge, hypothecate, grant a security interest in, or otherwise encumber, or otherwise voluntarily or involuntarily transfer or dispose of (collectively, "Transfer") any Interest in the Company, except to an Affiliate of such Member, without the prior written consent of the other Members, which consent may be withheld in their sole discretion. In the event of such a Transfer, the transferee shall become a Member only if the non-Transferring Members Consent to the admission of the transferee as a Member, which consent may be withheld in their sole discretion, and such transferee accepts and agrees to be bound by this Agreement by executing a counterpart hereof, expressly assumes all of the obligations of the transferor hereunder and executes and delivers such other agreements, instruments, certificates, affidavits, opinions of counsel and other documents as the other Members may reasonably require in order to admit such new Member. Any purported Transfer in violation of this Agreement shall be void ab initio and shall not bind the Company.

                  (b) A Transfer of an Interest shall not dissolve the Company or entitle the transferee to participate in the management and affairs of the Company or to become, or to exercise any rights or powers of, a Member. The only effect of a Transfer, unless the transferee is admitted as a Member, is to entitle the transferee to receive, and to the extent Transferred, the distributions and allocations of

Profits and Losses to which the transferor would be entitled. Until the transferee becomes a Member, the transferee shall have no liability as a Member solely as a result of such Transfer.

            Section 8.2 Member's Deadlock Buyout.

                  (a) If a Member's Deadlock occurs, the Members shall promptly (and in any event within 20 days after the occurrence of a Member's Deadlock) select an investment banking, accounting or appraisal firm to determine the fair market value of the Company based on a valuation of its business and assets. In the event the Members are unable to agree on the selection of such firm within such 20 day period, then the Company's regularly engaged independent certified public accountants shall make such determination. Such firm, shall provide an appraisal within 30 days after its selection and, utilizing its appraisal of the fair market value of the Company, as provided above, such firm shall also determine the appraised value of each Interest in the Company (the "Appraised Value"), and shall deliver to the Company and each Member a certificate setting forth therein the Appraised Value of each Member's Interest and a statement in reasonable detail of the basis therefor. The determination of Appraised Value by such firm shall be conclusive and binding upon the Company and the Members.

                  (b) Within 10 days of receipt by the Members of such certificate of Appraised Value, either Member may offer in writing to purchase the other Member's Interest (the "MD Purchase Offer") at a cash purchase price in U.S. dollars (the "MD Purchase Price") equal to the Appraised Value of such other Member's Interest by giving written notice of such offer to the other Member within such 10 day period. If the other Member desires to accept the MD Purchase Offer, it shall give written notice to such effect to the offering Member within 15 days of receipt of the offering Member's notice (the "Acceptance Notice"). In order to effect such sale, the party selling such Interest shall execute and deliver to the party acquiring such Interest all necessary assignments, membership transfer forms or other instruments or documents as are necessary in order to effectively transfer the Interest.

                  (c) If an MD Purchaser Offer is accepted, the parties shall agree to a closing date, which shall be no more than 20 days after the date of the Acceptance Notice. The MD Purchase Price shall be payable in full in immediately available funds, at the closing.

                  (d) If neither Member elects to purchase the other Member's Interest, or if both the Members elect to purchase the other Member's Interest and Member desires to sell its Interest then, unless the Member's Deadlock is resolved within 45 days after the receipt by the Member of the Appraisal Value certificate, the Company shall proceed promptly to be liquidated pursuant to
Article 9.

                  (e) Upon consummation of any sale of an Interest pursuant to the MD Purchase Offer, the purchaser shall (i) deduct from the MD Purchase Price the amount of any distributions from the Company which the seller has received since the date on which the MD Purchase Offer was made and (ii) add to the MD Purchase Price Offer the amount of any capital contributions to the Company which the Seller made since the date on which the MD Purchase Offer was made. During such period the Members shall make capital contributions to the Company consistent with past practices.

            Section 8.3 Buy/Sell Provisions.

                  (a) In the event that either (i) a Change of Control of a Member occurs, (ii) Delta elects to compel any action pursuant to Section 6.1(c), (iii)
a Default occurs or (iv) a notice is delivered by a Member in accordance with
Section 8.3(f), then the Electing Member may send a written notice to the Other Member offering both (i) to sell all of the Electing Member's Interest to the Other Member (the "Sale Offer") and (ii) to purchase all of the Other Member's Interest (the "Purchase Offer" and, together with the Sale Offer, the "Offer").

                  (b) The Offer must (i) specify a single cash purchase price (the "Purchase Price") in U.S. dollars per share applicable both to the Sale Offer and to the Purchase Offer and (ii) provide that, in connection with either the Sale Offer or the Purchase Offer, the Purchase Price is to be paid in immediately available funds on the date of consummation of the transaction.

                  (c) The Offer shall be irrevocable for a period of 30 days from and after the receipt of such Offer. The Other Member may, on or before the 30th day after receipt of such Offer, accept either the Sale Offer or the Purchase Offer. If the Other Member shall fail, within such period of 30 days, to accept either the Sale Offer or the Purchase Offer, the Electing Member shall thereupon have the obligation to purchase, and the Other Member shall have the obligation to sell, the Interest owned by the Other Member at the Purchase Price specified in the Purchase Offer and otherwise on the terms and conditions provided in such Purchase Offer.

                  (d) Any sale or purchase of an Interest pursuant to the Sale Offer or the Purchase Offer shall be consummated (i) within 30 days following the Other Member's acceptance of such Sale Offer or Purchase Offer, as the case may be, or (ii) if the Other Member declines to accept either Offer, within 60 days following the Other Members receipt of such Offer. In order to effect such sale, the party selling such Interest (the "Seller") shall execute and deliver to the party acquiring such Interest (the

"Buyer") all necessary assignments, membership transfer forms or other instruments or documents as are necessary in order to effectively transfer the Interest.

                  (e) Upon consummation of any sale or purchase of shares pursuant to the Sale Offer or the Purchase Offer, the Buyer shall (i) deduct from the Purchase Price the amount of any distributions from the Company, which the Seller has received since the date on which the Offer was made and (ii) add to the Purchase Price the amount of any capital contributions to the Company which the Seller made since the date on which the Offer was made. During such period the Members shall make capital contributions to the Company consistent with past practices.

                  (f) If a Member shall have given notice of an election to dissolve pursuant to Section 9.1(a), such Member shall be deemed to have given notice as an Electing Member pursuant to Section 8.3(a), shall include in such notice a single cash purchase price and other information in accordance with
Section 8.3(b), and the remaining Member shall be deemed to be an Other Member for all purposes of this Section 8.3.

            Section 8.4 Delta Three Withdrawal License. If Delta shall sell or otherwise dispose of its Interest pursuant to Section 8.2 or 8.3 while Quintel remains a Member, the Company shall have the right to use, and Delta hereby grants to the Company a non-exclusive royalty-free license to use, the "Delta Three" name and related Trade Rights in the Business to the same extent and in the same manner as used previously in the Business prior to such sale or disposition for a period of 12 months after the date of such sale or disposition.

            Section 8.5 Services Agreement Wind-down. Notwithstanding the complete withdrawal of either Member pursuant to Section 8.2 or 8.3, the Company may

(but shall not be required to) continue the Marketing Agreement or the Network Agreement, as the case may be, in effect until the first anniversary of the date of such withdrawal or such earlier date as the Company may determine to terminate such agreement upon ten days' prior written notice to such Member.

                                    ARTICLE 9

                           DISSOLUTION AND LIQUIDATION

            Section 9.1 Dissolution. Subject to the provisions of applicable Law, the Company shall be dissolved upon the first of the following events to occur:

                  (a) December 31, 1999 or any December 31 thereafter if any Member gives a notice of termination to any other Member on or before September 30, 1999 or any September 30 thereafter provided, that in the event such notice is given the provisions of Section 8.3(f) will apply and a dissolution shall not be required;

                  (b) the bankruptcy of any Member, unless within 180 days after such event the remaining Members Consent to continue the Company;

                  (c) the sale of all or substantially all of the Company's assets;

                  (d) neither Member's Interest is sold pursuant to the purchase option provided in Section 8.2;

                  (e) by Quintel upon the termination of the Network Agreement or by Delta upon the termination of the Marketing Agreement, in each case upon 10 days' prior written notice to the Company; or

                  (f) the Consent of the Members.

            Section 9.2 Liquidation.

                  (a) Upon a dissolution of the Company, the President or another Person appointed by the Board (the "Liquidating Agent") shall take or cause to be taken a full account of the Company's assets, properties, indebtedness and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company's assets and properties and to terminate its Business and affairs. Subject to Section 9.2(b), the Company's property or the proceeds from the liquidation thereof, shall be applied in cash or in kind in the following order:

                        (i) to the payment of all liabilities and obligations of the Company, including expenses of the liquidation and obligations and liabilities to the Members (other than on account of their Capital Accounts or liabilities for distributions under applicable Law),

                        (ii) to the establishment of such reserves for contingent liabilities of the Company as are deemed necessary or desirable by the Liquidating Agent; provided, however, that such reserves shall be deposited in escrow with a bank for the purpose of disbursing such reserves for the payment of such contingent liabilities and, at the expiration of such period as the Liquidating Agent may reasonably deem advisable, for the purpose of distributing the remaining balance in accordance with subparagraph (iii) below, and

                        (iii) to the Members, to be divided among them in accordance with their respective Capital Account balances.

                  (b) The Liquidating Agent shall be allowed a reasonable time for the orderly liquidation of the Company's assets and properties and the discharge of indebtedness and other liabilities to creditors, so as to preserve and, upon disposition, maximize the value of the Company's assets and properties.

            Section 9.3 Fiscal Year of Termination. Upon the liquidation of the Company (or any Member's Interest) within the meaning of Treasury Regulation ss.1.704-1 (b)(2)(ii)(g), the liquidating distributions shall be made, if practicable, on or before the close of the Fiscal Year in which the liquidation occurs, and, in any event, within 90 days after the date of such liquidation. In the case of the liquidation of the Company, such distribution may be made to a trust established for the benefit of the Members for purposes of liquidating Company assets, collecting amounts owed to the Company, paying any indebtedness and other liabilities of the Company and distributing the remaining amounts to the Members in the same amounts as would have been distributed by the Company without regard to the trust.

            Section 9.4 Continuing Liabilities and Other Obligations. Except as otherwise expressly provided herein, no reconstitution, dissolution, liquidation or termination of the Company shall relieve, release or otherwise discharge any Member, or any of that Member's successors, assigns, heirs or legal representatives, from any previous breach or default of, or any obligation or other liability therefore incurred or accrued under, any provision of this Agreement or applicable Law, and any and all liabilities claims, demands, or causes of action arising from any such breaches, defaults, obligations and liabilities shall survive any such reconstitution, dissolution, liquidation or termination.

            Section 9.5 Final Statement. As soon as practicable after the dissolution of the Company, the Liquidating Agent shall cause a statement of the Company's assets and liabilities to be prepared as of the date of such dissolution and furnished to the Members.

                                   ARTICLE 10

                         REPRESENTATIONS AND WARRANTIES

            Section 10.1 Ouintel's Representations and Warranties. Quintel hereby represents and warrants to Delta as follows:

                  (a) Quintel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own its assets and carry on the Business as and in the places where such assets are now owned or such Business is conducted.

                  (b) Quintel has full corporate power and authority to execute and deliver this Agreement and the Marketing Agreement and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Marketing Agreement by Quintel and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Quintel. This Agreement and the Marketing Agreement have been duly executed and delivered by Quintel, and this Agreement and the Marketing Agreement are legally valid and binding obligations of Quintel, enforceable against Quintet in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) equitable principles limiting the availability of certain remedies. The execution and delivery of this Agreement and the Marketing Agreement do not, and the performance by Quintel of its obligations hereunder and thereunder, will not, violate any provision of Quintel's Certificate of Incorporation or By-laws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, or result in the creation or imposition of any lien upon any of the assets of the Company or have a material adverse effect on the Company by reason of the terms of, any contract, indenture, instrument lien or Order to which Quintel is a party or is subject or which is or purports to be binding upon it or its assets.

                  (c) No consent of, or notice to, any Person is required as to Quintel in connection with Quintel's execution and delivery of this Agreement or the Marketing Agreement, or the performance of Quintel's obligations hereunder or thereunder.

                  (d) No Proceeding is pending or, to the best of Quintel's knowledge, threatened against or affecting the Business or the assets or operations of Quintet in which an unfavorable Order would have a material adverse effect on the Company, or prohibit, invalidate, or make unlawful, in whole or in part, this Agreement or the Marketing Agreement, or the carrying out of the provisions hereof or thereof. Quintel is not in default in respect of any Order, nor is there any such Order enjoining Quintel in respect of, or the effect of which is to prohibit or curtail Quintel's performance of, its obligations hereunder or under the Marketing Agreement.

            Section 10.2 Delta's Representations and Warranties. Delta hereby represents and warrants to Quintel as follows:

                  (a) Delta is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own its assets and carry on the Business as and in the places where such assets are now owned or such Business is conducted.

                  (b) Delta has full corporate power and authority to execute and deliver this Agreement and the Network Agreement and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this

Agreement and the Network Agreement by Delta and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Delta. This Agreement and the Network Agreement have been duly executed and delivered by Delta and this Agreement and the Network Agreement are legally valid and binding obligations of Delta, enforceable against Delta in accordance with their respective terms, subject to
(i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) equitable principles limiting the availability of certain remedies. The execution and delivery of this Agreement and the Network Agreement do not, and the performance by Delta of its obligations hereunder and thereunder, will not, violate any provision of Delta's Certificate of Incorporation or By-laws and do not and will not conflict with or result in any breach of any condition or provision of, or constitute a default under, or create or give rise to any adverse right of termination or cancellation by, or excuse the performance of, any other Person under, or result in the creation or imposition of any lien upon any of the assets of the Company or have a material adverse effect on the Company by reason of the terms of, any contract, indenture, instrument, lien or Order to which Delta is a party or is subject or which is or purports to be binding upon it or its assets.

                  (c) No consent of, or notice to, any Person is required as to Delta in connection with Delta's execution and delivery of this Agreement or the Network Agreement, or the performance of Delta's obligations hereunder or thereunder.

                  (d) No Proceeding is pending or, to the best of Delta's knowledge, threatened against or affecting the Business or the assets or operations of Delta in which an unfavorable Order would have a materially adverse effect on the

Company, or prohibit, invalidate, or make unlawful, in whole or in part, this Agreement or the Network Agreement, or the carrying out of the provisions hereof or thereof or the transactions contemplated hereby or thereby. Delta is not in default in respect of any Order, nor is there any such Order enjoining Delta in respect of, or the effect of which is to prohibit or curtail Delta's performance of, its obligations hereunder or under the Network Agreement.

                  (e) Delta or an Affiliate thereof is a party on the date hereof to an enforceable agreement that prohibits or restricts, or pursuant to which the other party or parties thereto would be entitled to assert or exercise a right or remedy to prohibit or restrict, the Company's operation of the Business (or any aspect of the Business) within each Excluded Area and the Excluded Areas are the only geographical territories subject to any such prohibition or restriction as of the date hereof.

                                   ARTICLE 11

                                  MISCELLANEOUS

            Section 11.1 Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the parties hereto, or to authorize or to empower any party hereto to act on behalf of, obligate or bind any other party hereto.

            Section 11.2 Fees and Expenses. All fees and expenses, including without limitation attorneys' fees and expenses, incurred by the Members in connection with the initial organization of the Company shall be borne by the respective Members.

            Section 11.3 Notices. Except as otherwise expressly provided herein, any notice or demand required or permitted to be given or made hereunder shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means; provided that a written copy thereof is sent on the same day by postage-paid first-class mail in the case of a Member at its address or fax number as set forth on Schedule B hereto, or any such other address or fax number as any Member may at any time, or from time to time, direct by notice given to other Member in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a)(i), the date of the receipt; in the case of clause
(a)(ii), five (5) business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the day that notice or demand is sent.

            Section 11.4 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing or signed by or on behalf of all the Members.

            Section 11.5 Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver or provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

            Section 11.6 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to choice or conflict of laws principles.

            Section 11.7 Jurisdiction. Each of the Members and the Company herein irrevocably consents and submits to the jurisdiction of the Supreme Court of the State of New York and of the United States District Court for the Southern District of New York in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in New York County or such District, and agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided by clause (a)(ii) of Section 11.3.

            Section 11.8 Remedies. In the event of any actual or prospective breach or default by any party, the other parties shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any party from pursuing any other remedy or relief available at law or in equity for any actual or prospective breach or default, including the recovery of damages.

            Section 11.9 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, valid and enforceable.

            Section 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement.

            Section 11.11 Further Assurances. Each party shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any of the other parties hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

            Section 11.12 Assignment. Except as otherwise provided elsewhere herein, this Agreement, and each right, interest and obligation hereunder, may not be assigned by any party hereto without the prior written consent of each other party hereto. Any purported assignment without such consent shall be void and without effect.

            Section 11.13 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a party hereto.

            Section 11.14 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

            Section 11.15 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

            Section 11.16 References. The terms "herein," "hereto," "hereof," "hereby" and "hereunder" and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

            Section 11.17 No Presumptions. Each party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other party hereto drafted or controlled the drafting of this Agreement.

            Section 11.18 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.


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

            Section 11.19 Effectiveness of Agent. Notwithstanding anything else herein to the contrary, this Agreement shall not be and become effective and binding upon the Members until the Members shall have agreed to a Budget for the first full year of the Company's operations; provided, however, that if no such Budget is agreed upon by August 31, 1998, this Agreement shall be null and void ab initio, and no party shall be bound thereby.

            IN WITNESS WHEREOF, the Members, by their respective duly authorized officers, have duly executed and delivered this Agreement as of the date set forth the Preamble hereto.

QUINTEL ENTERTAINMENT, INC.             DELTA THREE, INC.


By:   /s/ Jeffrey L. Schwartz           By:  /s/ Eli Wurtman
     -------------------------------        ----------------------------------
      Jeffrey L. Schwartz, President        Eli Wurtman, Chief Executive Officer



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

                                                                      SCHEDULE A

      The IP Telephony Services shall include, subject to Article Six, the following services which are provided by utilizing the Internet and networks based on Internet Protocols:

      1.     On-line services

      2.     Dial around products

      3. Value-added telecommunication services accessible via telephone or internet, including without limitation voice mail, online/offline, call forwarding, call conferencing, fax storing and forwarding, e-mail and e-mail text to speech, unified messaging programs

      4.     Calling cards

      Excluded Areas:

             Norway
             South America (all countries)


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

                                                                      SCHEDULE B

Name and                          Initial Capital    Fractional        Capital
Address of Members                 Contribution    Share (initial)   Commitment
------------------                 ------------    ---------------   ----------
Quintel Entertainment, Inc.           $245,000           49%        $3,185,000
One Blue Hill Plaza
Pearl River, NY 10965
Atn:  President

Delta Three, Inc.                     $255,000           51%        $3,315,000
430 Park Avenue
New York, NY 10022
Attn: President

                                                                      SCHEDULE C

Quintel:

      IP Telephony network with Grey Peak Technologies

Delta Three:

      Riparius hand set bundling deal
      EDU 2500 program
      NACC agreement
      LDM program
      Co-Marketing Agreement between Delta Three, Inc. and the globe

                            ARTICLES OF ORGANIZATION

                                       OF

                             DELTA THREE DIRECT, LLC

            Under Section 203 of the Limited Liability Company Law

      The Articles of Organization of Delta Three Direct, LLC, a New York limited liability company (the "Company"), are herein set forth as follows:

      1. The name of the Company is Delta Three Direct, LLC.

      2. The principal office of the Company is to be located in Rockland County, New York State.

      3. The Secretary of State of New York is designated as agent of the Company upon whom process against it may be served, and the post office address to which the Secretary of State of New York shall mail a copy of any process against the Company served upon him or her is:

                         Delta Three Direct, LLC
                         One Blue Hill Plaza
                         Pearl River, NY 10965
                         Attn:President

      4. The Company is to be managed by one or more managers.

      IN WITNESS WHEREOF, the undersigned Organizer of the Company signs these Articles of Organization and affirms that the foregoing is true under penalties of perjury on this _____________________ day of August, 1998.


                                          -------------------------------------
                                          Robert L. Kohl, Organizer